Exhibit 99.2

Nova Biosource Fuels Announces Second Funding Under $41 Million Senior Secured Credit Facility

$12.0 Million Funding Milestone Continues Progress at Seneca, Illinois Biodiesel Refinery

HOUSTON, TX — March 20, 2008 — Nova Biosource Fuels, Inc. (AMEX:NBF), a refiner and marketer of ASTM quality biodiesel, announced today that it has completed its second funding of approximately $12.0 million under its $41 million senior secured credit facility with WestLB AG, one of the world’s leading financial services providers for alternative energy companies.  Approximately $22.6 million has been borrowed to date under the facility.  The proceeds of the loan were used to pay project costs and related fees and expenses in connection with the on-going construction of its 60 million gallon per year biodiesel refinery in Seneca, Illinois.  The refinery is mechanically complete and Nova is in the process of making additional funding requests under the credit facility in order to pay subcontractors, procure feedstock and commence commissioning and start-up of the refinery.

“We continue to remain on track to start up the Seneca plant in March as we have reported earlier, and we expect to achieve substantial completion of this biodiesel refinery approximately 60 days after start-up with final completion by late summer,” said Kenneth T. Hern, Chairman and CEO of Nova. “As we continue to make progress with preparing the refinery for commissioning, we believe we are well on our way to producing ASTM D6751 quality biodiesel using high free fatty acid feedstocks soon.  Our logistics partners, including Lipid Logistics and ConAgra Trade Group, have done a superb job in procuring feedstock and arranging for biodiesel purchase orders to make the start-up process proceed as smooth as possible.”

About Nova Biosource Fuels, Inc.

Nova Biosource Fuels, Inc. is an energy company that refines and markets ASTM standard biodiesel and related co-products through the deployment of its proprietary, patented process technology, which enables the use of a broader range of lower cost feedstocks. Nova is focused on building and operating a number of Nova-owned biodiesel refineries, with a goal of attaining production capacity of between 180 to 220 million gallons of biodiesel fuel on an annual basis. In particular, it is investing to improve the profitability of its 10 million gallon per year biodiesel refinery in Clinton, Iowa, while also completing the construction of its 60 million gallon per year biodiesel refinery in Seneca, Illinois. Nova’s business strategy for the next three years includes building up to seven biodiesel refineries with production capacities ranging from 20 to 100 million gallons each per year. More information on Nova Biosource Fuels can be found at www.novabiosource.com.

About WestLB Capital Markets

WestLB develops sophisticated structured solutions through a team of highly experienced investment banking and capital markets professionals.  WestLB has a long-standing presence in the corporate, structured and asset-backed financing sectors supporting clients’ needs with capital commitments, advisory services and innovative financing solutions. The bank’s global relationships, coupled with its unique understanding of local economies, industries and cultures, help WestLB bankers consistently deliver high quality advice and service.

WestLB AG is one of Germany´s leading financial services providers and offers the full range of products and services of a universal bank, focusing on lending, structured finance, capital market and private equity products, private banking, asset management, transaction services and real estate finance.  WestLB has total assets of €280 billion, as of September 30, 2007.  For more information, please visit www.westlb.com.

In the United States, certain securities, trading, brokerage and advisory services are provided by WestLB’s wholly owned subsidiary WestLB Securities Inc., a registered broker-dealer and member of the NASD and SIPC.

(NOTE: WestLB 3rd Quarter Earnings Release as of September 30, 2007 distributed to public on December 6, 2007)

Forward Looking Statements

This news release contains forward-looking statements, including statements regarding Nova’s plans, goals, strategies, intent, beliefs or current expectations. These statements are expressed in good faith and based upon a reasonable basis when made, but there can be no assurance that these expectations will be achieved or accomplished. Readers are urged to carefully review and consider the various risk factors disclosed by Nova in its reports filed with the Securities and Exchange Commission, including Nova’s Quarterly Report on Form 10-Q for the period ended January 31, 2008, which describes the risks and other factors that may affect Nova’s business, financial condition, results of operations and cash flows. If one or more of these risks or uncertainties materialize, or if the underlying assumptions prove incorrect, Nova’s actual results may vary materially from those expected or projected in this release or in Nova’s other filings.